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                                  EXHIBIT 12

                             THE FINOVA GROUP INC.
           COMPUTATION OF RATIO OF (LOSSES) INCOME TO FIXED CHARGES
                            (Dollars in Thousands)




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                                                                                 Six Months Ended
                                                                                     June 30,
                                                                           2001                       2000
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
(Loss) income from continuing operations before income taxes                 $(487,580)                  $169,184
Add fixed charges:
  Interest expense                                                             331,265                    292,857
  One-third rentals                                                              2,336                      2,585
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    Total fixed charges                                                        333,601                    295,442
(Loss) income from continuing operations as adjusted                         $(153,979)                  $464,626
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Ratio of (loss) income from continuing operations to fixed charges               (0.46)                      1.57
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Preferred stock dividends on a pre-tax basis                                 $   3,184                   $  3,163
Total fixed charges and preferred stock dividends                            $ 336,785                   $298,605
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Ratio of (loss) income from continuing operations to fixed charges
  and preferred stock dividends                                                  (0.46)                      1.56
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